UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2020 (September 9, 2020)

REPAY HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38531	98-1496050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 West Paces Ferry Road

Suite 200

Atlanta, GA 30305

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (404) 504-7472

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RPAY	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 14, 2020, Repay Holdings Corporation (the “Company”) completed an underwritten offering of 13,000,000 shares of its Class A common stock pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), dated September 9, 2020, with Morgan Stanley & Co. LLC, as underwriter. Pursuant to the Underwriting Agreement, the Company has granted the underwriter a 30-day option to purchase up to an aggregate of 1,364,816 additional shares of Class A common stock solely to cover over-allotments. The shares of Class A common stock issued by the Company were sold at a price to the public of $24.00 per share ($23.425 per share net of underwriting discounts and commissions). The material terms of the offering are described in the prospectus supplement, dated September 9, 2020 (the “Prospectus Supplement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 11, 2020, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The offering was registered with the Commission pursuant to a Registration Statement on Form S-3 (File No. 333-248483) initially filed by the Company on August 28, 2020.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make because of any of those liabilities.

In connection with the offering, the Company entered into a unit purchase agreement (the “Unit Purchase Agreement”), dated September 9, 2020, with CC Payment Holdings, L.L.C., an entity controlled by Corsair Capital LLC and its affiliates (“Corsair”), pursuant to which the Company acquired 13,000,000 units representing limited liability company interests of Hawk Parent Holdings LLC (“Post-Merger Repay Units”) at a purchase price of $23.425 per Post-Merger Repay Unit, which was equal to the purchase price per share of Class A common stock paid to the Company by the underwriters for shares of Class A common stock in connection with the offering. If the underwriter exercises its option to purchase additional shares of Class A common stock, the Company will acquire an equivalent number of Post-Merger Repay Units from Corsair for cash pursuant to the terms of the Unit Purchase Agreement.

The Company received proceeds from the offering of approximately $305 million (net of underwriting discounts, commissions and before estimated offering expenses payable by the Company). As described in the Prospectus Supplement, the Company intends to use the total proceeds (before expenses) to acquire a number of Post-Merger Repay Units equivalent to the number of Class A common stock sold in the offering from Corsair for cash under the terms of the Unit Purchase Agreement. If the underwriter exercises its option to purchase additional shares of Class A common stock, the total proceeds (before expenses) from such issuance will be used to acquire an equivalent number of Post-Merger Repay Units from Corsair for cash. The Company will not retain any proceeds from the sale of shares of Class A common stock in this offering.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. The underwriter and its affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and for its affiliates in the ordinary course of business for which they have received and would receive customary compensation.

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement and Unit Purchase Agreement, which are attached as Exhibits 1.1 and 1.2, respectively, to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1*	Underwriting Agreement, dated September 9, 2020, by and among Repay Holdings Corporation and Morgan Stanley & Co. LLC, as the sole underwriter.

1.2*	Unit Purchase Agreement, dated September 9, 2020, by and between Repay Holdings Corporation and CC Payment Holdings, L.L.C.

5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP

23.1*	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repay Holdings Corporation

Dated: September 14, 2020	By:	/s/ Timothy J. Murphy
Timothy J. Murphy
Chief Financial Officer